Exhibit 99.1


                    Span-America Reports Higher Sales and Net
                  Income for the First Quarter of Fiscal 2007



    GREENVILLE, S.C.--(BUSINESS WIRE)--Jan. 24, 2007--Span-America Medical Systems, Inc. (NASDAQ:SPAN) today reported a 1% increase in net sales to $13.5 million and a 29% increase in net income to $1.0 million, or $0.36 per diluted share, for the first quarter ended December 30, 2006.

    "Span-America's first quarter performance benefited from higher sales in our medical segment, particularly from our non-mattress medical product lines, and from increased sales of industrial products," stated Jim Ferguson, president and chief executive officer of Span-America Medical Systems. "The increases in medical and industrial sales combined with lower manufacturing costs worked together to give the company record earnings performance in the first quarter of fiscal 2007."

    First Quarter Results

    Sales in the first quarter of fiscal 2007 rose 1% to $13.5 million compared with $13.3 million in the first quarter of last year. The major contributor to sales growth was the medical segment, up 5% to $9.6 million compared with $9.1 million in the first quarter last year. Sales in the custom products segment declined 7% to $3.8 million compared with $4.1 million in the same quarter last year. Sales in the safety catheter segment increased 176% to $37,000 compared with $14,000 in the year-ago quarter.

    The majority of medical sales growth was attributable to Span-America's non-mattress medical product lines. Sales of foam overlays were up 12% compared with the first quarter of fiscal 2006. Span-Aids(R) patient positioners increased 17%. Seating products rose 5%, and Selan(R) skin care products declined by 2%. Sales of overlay, positioner and seating product lines benefited from higher sales prices in response to last year's increases in raw material costs and from modest volume increases compared with the first quarter last year.

    Sales of therapeutic support surfaces increased 1% during the first quarter, primarily due to growth in our non-powered therapeutic support surfaces, including the PressureGuard(R) CFT(R) and Geo-Mattress(R) product lines. Sales of powered support surfaces declined during the first quarter mainly because last year's first quarter included a large order for the PressureGuard Easy Air(R) low-air-loss therapeutic surface that was not repeated in the first quarter this year.

    Custom products sales declined 7% to $3.8 million compared with $4.1 million in the first quarter last year. The decline, which occurred in parts of our pillow and mattress pad product lines, was caused by the acquisition of one of our customers and by continued competition from visco foam products. The decrease in pillow and pad sales was partly offset by a 10% increase in sales to Wal-Mart due to the introduction of the new fusion mattress overlay that began shipping near the end of the fourth quarter of fiscal 2006. Industrial product line sales, which are also part of the custom products segment, increased 7% during the first quarter. The growth was broad based and came mostly from existing customers.

    "Sales of our new fusion product line are ahead of expectations, and we are optimistic about its future prospects," stated Mr.
Ferguson. "We believe the fusion pad offers customers an attractive combination of the benefits of visco and traditional foam products."

    Safety catheter segment sales rose to $37,000, up from $14,000 in the year-ago quarter. The revenues consisted of $25,000 in Secure
I.V.(R) sales and $12,000 in sales of HuberPro.

    "The evaluation period for Secure I.V. has taken longer and has resulted in lower sales than we expected," stated Mr. Ferguson. "Our focus for Secure I.V. during the last quarter has been primarily on the emergency medical market. Results there have been positive to date, and we have generated repeat orders from smaller customers. We have not yet been successful at converting a large account, but we have several significant evaluations currently in progress. In the acute care market, the Novation contract that we signed last year has generated increased interest in Secure I.V. but has not yet resulted in meaningful sales. We will continue to evaluate our progress in the safety catheter segment over the near term to determine the future prospects for the business unit."

    First quarter gross profit rose 17% to $4.5 million compared with $3.9 million in the first quarter last year. Gross profit margin increased to 33.7% of sales in the first quarter of fiscal 2007 from 29.2% in last year's first quarter.

    "Our increase in gross profit was a major factor in Span-America's strong earnings performance during the first quarter," continued Mr. Ferguson. "We achieved lower manufacturing costs in a number of areas. During the quarter, we closed our California manufacturing plant and shifted some of those operations to a distribution center in Utah. As a result, we benefited from lower costs for raw materials and reduced manufacturing overhead expenses. The lower costs were partially offset by higher selling expense associated with the new distribution center, but the overall impact on the business was positive. In addition, we instituted new manufacturing processes in our South Carolina plant to reduce scrap and improve yield. Finally, our sales mix was more profitable both within the medical segment and for the total company, which had a positive effect on gross profit."

    Selling and marketing expenses were up by 9% during the quarter due to the cost for the distribution center discussed above, higher shipping costs and an increase in evaluation samples expense. R&D expenses increased by 8% due to new product development efforts in the medical segment. Administrative expenses rose by 7% due to higher insurance and incentive compensation expense. Operating profit increased 40% to a record $1.5 million compared with $1.1 million last year due to the increase in gross profit discussed above.

    Non-operating income declined 44% to $89,000 in the latest quarter from $159,000 in the first quarter last year due to reduced royalty income. The royalty agreement expired in December 2005 and accounted for $118,000 of non-operating income in the first quarter of fiscal 2006. Investment income more than doubled in the first quarter because of higher levels of short-term investments and higher interest rates earned.

    Net income for the first quarter was up 29% to a record $1.0 million, or $0.36 per diluted share, compared with $789,000, or $0.29 per diluted share in the same quarter last year.

    Outlook for Fiscal 2007

    "We expect the company to perform well during the remainder of fiscal 2007," continued Mr. Ferguson. "Medical sales should benefit from the continued success of our existing product lines and the contribution from new products; however, we do not expect our medical sales growth rate for the full year to match the 21% achieved in fiscal 2006. We expect to benefit from lower costs associated with our new Utah distribution facility and our ongoing efforts to reduce manufacturing costs and increase efficiencies.

    "In the custom products segment, we expect to see modest sales growth over the next several quarters due to the new fusion product at Wal-Mart and new programs with other customers scheduled to begin later in the fiscal year. We remain uncertain about possibilities for success in the safety catheter segment and will continue to closely evaluate market feedback in that part of our business.

    "We are pleased to be off to a good start in fiscal 2007 and look forward to further progress during the remainder of the fiscal year," concluded Mr. Ferguson.

    About Span-America Medical Systems, Inc.

    Span-America manufactures and markets a comprehensive selection of pressure management products for the medical market, including Geo-Matt(R), PressureGuard(R), Geo-Mattress(R), Span+Aids(R), Isch-Dish(R), and Selan(R) products. The Company also supplies custom foam and packaging products to the consumer and industrial markets. Span-America's stock is traded on The NASDAQ Global Market under the symbol "SPAN." For more information, visit www.spanamerica.com.

    Forward-Looking Statements

    The Company has made forward-looking statements in this release, regarding management's expectations for future sales and earnings performance. Management wishes to caution the reader that these statements are only predictions. Actual events or results may differ materially as a result of risks and uncertainties facing the Company, including: (a) the potential for volatile pricing conditions in the market for polyurethane foam, (b) the loss of a key customer or distributor for the Company's products, (c) the inability to achieve anticipated sales volumes of medical or custom products, (d) raw material cost increases, (e) the degree of success achieved in manufacturing and selling the Secure I.V. safety catheter product line, (f) potential problems arising from having a sole source contract manufacturer for the Secure I.V. product line, (g) the potential for lost sales due to competition from low-cost foreign imports, (h) changes in relationships with large customers, (i) the impact of competitive products and pricing, (j) government reimbursement changes in the medical market, (k) FDA regulation of medical device manufacturing and other risks referenced in the Company's Securities and Exchange Commission filings. The Company disclaims any obligation to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise. Span-America Medical Systems, Inc. is not responsible for changes made to this document by wire services or Internet services.



                  SPAN-AMERICA MEDICAL SYSTEMS, INC.
                   Statements of Income (Unaudited)

                                        Three Months Ended
                                    ---------------------------
                                      Dec. 30,      Dec. 31,
                                        2006          2005      % Chg
                                    --------------------------- ------

 Net sales                          $ 13,469,897  $ 13,281,511      1%
 Cost of goods sold                    8,925,653     9,399,779     -5%
                                    ------------- -------------
 Gross profit                          4,544,244     3,881,732     17%
                                            33.7%         29.2%

 Selling and marketing expenses        2,126,025     1,951,671      9%
 Research and development expenses       163,812       151,715      8%
 General and administrative expenses     773,049       721,831      7%
                                    ------------- -------------
                                       3,062,886     2,825,217      8%

 Operating income                      1,481,358     1,056,515     40%
                                            11.0%          8.0%

 Investment income                        82,441        39,442    109%
 Royalty income                                -       118,359   -100%
 Other                                     6,702           906    640%
                                    ------------- -------------
 Total non-operating income               89,143       158,707    -44%

 Income before income taxes            1,570,501     1,215,222     29%
 Income taxes                            550,000       426,000     29%
                                    ------------- -------------
 Net income                         $  1,020,501  $    789,222     29%
                                             7.6%          5.9%
                                    ===========================

 Net income per share of common
  stock:
   Basic                            $       0.38  $       0.30     28%
   Diluted                                  0.36          0.29     27%


 Dividends per common share         $      0.060  $      0.045     33%


 Weighted average shares outstanding
------------------------------------
   Basic                               2,667,228     2,630,567      1%
   Diluted                             2,802,381     2,744,870      2%

 Supplemental Data
------------------------------------
   Depreciation expense                  215,612       194,381     11%
   Amortization expense                   34,384        33,611      2%




                  SPAN-AMERICA MEDICAL SYSTEMS, INC.
                            Balance Sheets

                                               Dec. 30,    Sept. 30,
                                                 2006         2006
                                             (Unaudited)     (Note)
                                             ------------ ------------

Assets
Current assets:
   Cash and cash equivalents                 $ 1,426,260  $   975,525
   Securities available for sale               6,003,435    5,134,882
   Accounts receivable, net of allowances      6,569,506    6,986,794
   Inventories                                 4,585,365    4,353,479
   Prepaid expenses and deferred income taxes    833,206      735,684
                                             ------------ ------------
Total current assets                          19,417,772   18,186,364

Property and equipment, net                    8,322,449    8,132,057
Cost in excess of fair value of net assets
 acquired, net of accumulated amortization     1,924,131    1,924,131
Other assets                                   2,786,170    2,769,926
                                             ------------ ------------
                                             $32,450,522  $31,012,478
                                             ============ ============

Liabilities and Shareholders' Equity
Current liabilities:
   Accounts payable                          $ 2,312,276  $ 2,374,357
   Accrued and sundry liabilities              3,060,098    2,474,049
                                             ------------ ------------
Total current liabilities                      5,372,374    4,848,406

Deferred income taxes                            815,000      815,000
Deferred compensation                            822,664      831,614
                                             ------------ ------------
Total liabilities                              7,010,038    6,495,020

Shareholders' equity
   Common stock, no par value, 20,000,000
    shares authorized; issued and outstanding
    shares 2,673,165 (Dec. 30, 2006) and
    2,660,345 (Sept. 30, 2006)                 1,070,673    1,032,118
   Additional paid-in capital                    157,876      136,614
   Retained earnings                          24,212,200   23,352,221
   Accumulated other comprehensive loss             (265)      (3,495)
                                             ------------ ------------
Total shareholders' equity                    25,440,484   24,517,458
                                             ------------ ------------

                                             $32,450,522  $31,012,478
                                             ============ ============

 Note: The Balance Sheet at September 30, 2006 has been derived from the audited financial statements at that date.




    CONTACT: Span-America Medical Systems, Inc.
             Jim Ferguson
             President and Chief Executive Officer
             864-288-8877 ext. 6912